EXHIBIT 5.1

Westerman Ball Ederer Miller & Sharfstein, LLP
170 Old Country Road
Mineola, New York 11501

January 9, 2008

Plastinum Polymer Technologies Corp.
10100 Santa Monica Blvd., Suite 300
Los Angeles, CA 90067

Re:      Plastinum Polymer Technologies Corp.

Ladies and Gentlemen:

In connection with the Registration Statement on Form SB-2 filed by Plastinum Polymer Technologies Corp., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on January 9, 2008 under the Securities Act of 1933, as amended (the “Securities Act”), and as may thereafter amended (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

We do not express any opinion herein concerning any law other than (i) the Delaware General Corporation Law, including the statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions, and (ii) the federal securities laws of the United States.

We have examined the Registration Statement covering the registration for resale of 13,365,691 shares of the Company’s Common Stock (the “Shares”) consisting of (i) 144,076 Shares currently issued and outstanding (the “Outstanding Shares”), (ii) 5,539,474 Shares issuable upon the conversion of shares of the Company’s Series B Preferred Stock (the “Preferred Stock”) and (iii) 7,682,141 Shares issuable upon the exercise of certain warrants (the “Warrants”). The Shares may be sold to the public by the selling stockholders identified in the prospectus constituting a part of the Registration Statement.

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the authorization for issuance of the Shares.

For the purposes of this opinion, we have assumed that (i) no change occurs in applicable law or the pertinent facts and (ii) the provisions of “blue sky” and other securities laws that may be applicable will have been complied with to the extent required.

On the basis of the foregoing, we are of the opinion that (i) the Outstanding Shares have been duly authorized, legally issued, fully paid and are non-assessable, (ii) the Shares issuable upon the conversion of the Preferred Stock have been duly authorized and, upon conversion of the Preferred Stock pursuant to its terms and the consequent issuance of the Shares, will be legally issued, fully paid and non-assessable, and (iii) the Shares issuable upon exercise of the Warrants have been duly authorized, and, upon exercise of the Warrants pursuant to their terms (including the full payment of the exercise price thereof) and the consequent issuance of the Shares, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any supplements and amendments thereto.

Very truly yours, /s/ Westerman Ball Ederer Miller & Sharfstein, LLP Westerman Ball Ederer Miller & Sharfstein, LLP